Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Global plc:

We consent to the incorporation by reference in the registration statements (Nos. 333-189220, 333-189222, 333-189223, 333-189224, 333-194578 and 333-194581) on Form S-8, the registration statements (Nos. 333-189390 and 333-194555) on Form S-3 and the registration statement (No. 333-199552) on Form S-4, in each case, of Liberty Global plc of our report dated February 12, 2015, with respect to the consolidated balance sheets of Liberty Global plc and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive earnings (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedules I and II, and our report dated February 12, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Liberty Global plc.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2014 contains an explanatory paragraph that states that the aggregate amount of total assets and revenue of Ziggo Holding B.V. that are excluded from management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2014 are $15,426.7 million and $272.0 million, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of these subsidiaries.

/s/ KPMG LLP

Denver, Colorado
February 12, 2015